EXHIBIT 10.33

CERTAIN INFORMATION IDENTIFIED BY BRACKETED ASTERISKS ([* * *])
HAS BEEN OMITTED FROM THIS EXHIBIT BECAUSE IT IS BOTH NOT MATERIAL
AND WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED.

FRAMEWORK DRUG SUBSTANCE SUPPLY AGREEMENT

This FRAMEWORK DRUG SUBSTANCE SUPPLY AGREEMENT (this “Agreement”), dated as of the 29th day of July, 2021 (the “Signature Date”), is being entered into by and between Arcturus Therapeutics, Inc., a Delaware corporation (“Arcturus”) with its headquarters at 10628 Science Center Drive, Suite 250 San Diego, CA 92121, and Vinbiocare Biotechnology Joint Stock Company a company duly established under the laws of Vietnam (“Vinbiocare”), with its registered address at Techno Park office building, Vinhomes Ocean Park urban area, Da Ton commune, Gia Lam district, Hanoi, Vietnam.  Arcturus and Vinbiocare may be referred to herein by name or individually, as a “Party” and collectively, as the “Parties.”

BACKGROUND

WHEREAS, Arcturus is a messenger RNA medicines company focused on the discovery, development and commercialization of therapeutics for rare diseases and of vaccines;

WHEREAS, contemporaneously with the signature of this Agreement the Parties are entering into a technology license and technical support agreement (“License Agreement”), whereby, among other things, Arcturus will grant a license of certain manufacturing technology to Vinbiocare for the production of doses of Vaccine using Bulk Drug Substance supplied by Arcturus under this Agreement; and

WHEREAS, the Parties desire to set forth the terms pursuant to which Arcturus will supply Bulk Drug Substance to Vinbiocare for the purpose of manufacturing Vaccines at the Facility.

NOW, THEREFORE, in consideration of the covenants, conditions and undertakings hereinafter set forth, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties hereby agree as follows.

Article 1
DEFINITIONS

The following terms shall have the following meanings when used in this Agreement:

1.1“Affiliate” means, with respect to either Party, any business entity controlling, controlled by, or under common control with such Party.  For the purpose of this definition only, “control” means (a) the possession, directly or indirectly, of the power to direct the management or policies of a business entity, whether through the ownership of voting securities, by contract or otherwise, or (b) the ownership, directly or indirectly, of at least fifty percent (50%) of the voting securities or other ownership interest of a business entity.

1.2“Agreement” has the meaning set forth in the Preamble.

1.3“Anti-Corruption Laws” has the meaning set forth in Section 5.1(b).

1.4“Applicable Laws” means all laws, statutes, rules, regulations, guidelines, orders, judgments and/or ordinances of any Regulatory Authority which apply to the Parties activities, rights and obligations hereunder.

1.5“Arcturus Indemnitees” has the meaning set forth in Section 7.2.

1.6“Bulk Drug Product” means cGMP-conforming lipid nanoparticle pharmaceutical product formulated with the Bulk Drug Substance, but that has not been filled or finished.

1.7“Bulk Drug Substance” means cGMP-conforming drug substance consisting of the messenger RNA (mRNA) compound of the Vaccine in bulk to be used for Manufacture of Bulk Drug Product and Finished Product.

1.8“Business Day” means any day other than a Saturday or Sunday or a day on which banks are required or authorized to be closed in (with respect to obligations of Arcturus) California, USA, or (with respect to obligations of Vinbiocare) in Hanoi, Vietnam.

1.9“cGMP” means current Good Manufacturing Practices promulgated by the FDA, including within the meaning of 21 C.F.R. Parts 210 and 211, as amended.

1.10“Confidential Information” means all information of any nature (whether oral, written, electronic or in any other form) including data, know-how, trade secrets, manufacturing processes and systems, samples of goods, software techniques, procedures, test methods, unpublished financial statements and information, licenses, prices, price lists, pricing policies, customer and supplier names and other information relating to customers and suppliers, marketing techniques and marketing development tactics and plans, and all other information containing or consisting of material of a technical, operational, administrative, economic, marketing, planning, business or financial nature or in the nature of Intellectual Property, in each case, disclosed by Arcturus or its Affiliates (or its or their Representatives) to Vinbiocare or its Affiliates (or its or their Representatives), or disclosed by Vinbiocare or its Affiliates (or its or their Representatives) to Arcturus or its Affiliates (or its or their Representatives). The terms of this Agreement shall be deemed to be the Confidential Information of each Party. For avoidance of doubt, (i) all Intellectual Property controlled by Arcturus or its Affiliates, and (ii) any information disclosed by a vendor to Vinbiocare that relates to the business or technologies of Arcturus, including to the Vaccine or proprietary lipids of Arcturus, shall be deemed Confidential Information of Arcturus.

1.11“Customer” means any Person that purchases Finished Product from Vinbiocare.

1.12“Drug Substance Dose” means the amount of Bulk Drug Substance in a single dose of the Vaccine.

1.13“Effective Date” means the effective date of the License Agreement.

1.14“Facility” means the facility located at [* * *], or such other location as the Parties mutually agree in writing.

1.15“FCPA” means the U.S. Foreign Corrupt Practices Act of 1977, as amended.

1.16“Finished Product” means the Bulk Drug Product Manufactured into doses of the Vaccine by Vinbiocare at the Facility, which has completed fill and finish (lyophilization) activities.

1.17“IND” means an Investigational New Drug application in the U.S. filed with the FDA or a corresponding application filed with the Regulatory Authority of a given country or group of countries.

1.18“Indemnify” has the meaning set forth in Section 7.1.

1.19“Intellectual Property” means each of the following: (a) copyrights, trade secrets, patent rights, supplementary patent certificates, patent extensions, know-how, concepts, database rights, and rights in trademarks and designs (whether registered or unregistered), (b) applications for registration, and the right to apply for registration, for any of the same, (c) all other intellectual property rights and equivalent or similar forms of protection existing anywhere in the world, (d) inventions, developments, methods or processes, including any intellectual property rights in the foregoing and (e) modifications or improvements to any of the items in clauses (a)-(d).

1.20“Liabilities” has the meaning set forth in Section 7.1.

1.21“License Agreement” has the meaning set forth in the Recitals.

1.22“Manufacture” means any of the processes and procedures for the manufacture of the doses of the Vaccine as the context admits, including (a) the manufacture of the Bulk Drug Substance, (b) manufacture and formulation of the Bulk Drug Product, (c) fill, lyophilization and finish (inspection, labeling, packaging) of the Bulk Drug Product into Finished Product, (d) the quality control of the doses of the Vaccine during the activities of (a)-(c), and (e) the storage of the doses of the Vaccine as appropriate between stages of manufacture or distribution to customers.

1.23“Party” or “Parties” has the meaning set forth in the Preamble.

1.24“Person” means an individual, a corporation, a partnership, an association, a trust or other entity or organization, including a government or political subdivision or an agency thereof.

1.25“Place of Shipment” has the meaning set forth in Section 3.2.

1.26“Purchase Order” has the meaning set forth in Section 2.4.

1.27“Regulatory Approval” means, with respect to the Vaccine, the approvals and authorizations issued by the Regulatory Authority that are necessary for the importation and use of the Vaccine in the Territory for emergency, conditional or permanent use.

1.28“Regulatory Authority” means any international, federal, state or local governmental or regulatory body, agency, department, bureau, court or other entities (such as the United States Food and Drug Administration (“FDA”), the European Medicines Agency and the Drug Administration of Vietnam) responsible for (a) the regulation (including pricing) of any aspect of pharmaceutical or medicinal products intended for human use or (b) health, safety or environmental matters generally.

1.29“Representative” means a Party’s employees, agents and other representatives (including contractors, consultants and advisors).

1.30“Taxes” means all taxes and duties that are assessed by any national, federal, state, local or non-U.S. governmental authority, including, without limitation, sales, use, excise, value-added and withholding taxes.

1.31“Term” has the meaning set forth in Section 10.1.

1.32“Territory” means Vietnam.

1.33“Third Party Claim” has the meaning set forth in Section 7.1.

1.34 “Vaccine” means the vaccine candidate or vaccine product, known as ARCT-021 and ARCT-154, intended to protect against the SARS-CoV-2 coronavirus; provided, however, that Vaccine shall include the Variant Vaccine (as defined in the License Agreement) if such Variant Vaccine becomes a Vaccine in accordance with the License Agreement.

1.35“Vinbiocare” has the meaning set forth in the Preamble.

1.36“Vinbiocare Indemnitees” has the meaning set forth in Section 7.1.

Article 2
PURCHASE AND SUPPLY OF VACCINE DOSES

2.1Supply Scope.  Arcturus will supply Bulk Drug Substance to Vinbiocare in accordance with the terms and procedures set forth in this Agreement.

2.2Restrictions.  Vinbiocare may use the Bulk Drug Substance only (i) for the purpose of Manufacturing Finished Product at the Facility solely for sales of Finished Product for use in the Territory following Regulatory Approval in the Territory and (ii) within the scope of the license grant, and subject to the restrictions thereon, set forth in the License Agreement.  Vinbiocare shall not permit sales, resales or use of the Bulk Drug Product or Finished Product outside of the Territory.

2.3Additional Terms: The Parties will negotiate in good faith and agree upon forecasting procedures, ordering procedures, inventory requirements and other terms as to be set forth in Exhibit A (Additional Terms).  The Parties agree that details of Additional Terms shall be consistent with the following principles:

(a)	Forecasting: Arcturus shall not unreasonably refuse purchase orders submitted by Vinbiocare.
(b)	Order: Upon Arcturus’s acceptance of any purchase order, such purchase order shall be binding.
(c)	Inventory Requirements. Arcturus shall maintain reasonable levels of inventory to supply Bulk Drug Substance in accordance with binding purchase orders.

Article 3
DELIVERY

3.1Cooperation on Delivery Dates.  Arcturus will keep Vinbiocare updated on a monthly basis (and as reasonably requested by Vinbiocare from time to time) regarding the expected delivery dates for Bulk Drug Substance.  For avoidance of doubt, the Bulk Drug Substance might be delivered in more than one shipment on different dates.

3.2Delivery.  The Drug Substance Doses will be delivered by, or on behalf of, Arcturus, [* * *].  With respect to any amounts paid by Arcturus that are the responsibility of Vinbiocare under this Section 3.2, Vinbiocare shall reimburse such amounts to Arcturus within [* * *] days of invoice therefor. Promptly upon receipt, Vinbiocare shall inspect and review all applicable documentation and packaging.  Risk of loss of or damage to the Drug Substance Doses shall pass to Vinbiocare upon loading with the carrier at the Place of Shipment.

3.3Shipping.  The Parties will negotiate in good faith and agree upon shipping requirements to be set forth in Exhibit A (Additional Terms).

3.4Packaging.  The Parties will negotiate in good faith and agree upon packaging requirements to be set forth in Exhibit A (Additional Terms).

3.5Quality.  The Drug Substance Doses shall meet quality standards, which are to be determined in accordance with the provisions in Section 6.5. Arcturus shall supply the Bulk Drug Substance in accordance with such to be determined quality standards. Vinbiocare may reject each shipment of Bulk Drug Substance  if such shipment does not comply with the to be determined quality standards.

3.6Inspection; Acceptance; Right of Rejection. The Parties will negotiate in good faith and agree upon procedures, rights and obligations in connection with inspection, acceptance and right of rejection of Bulk Drug Substance to be set forth in Exhibit A (Additional Terms).

3.7Title.  Title to the Drug Substance Doses shall transfer to Vinbiocare upon [* * *].  Vinbiocare shall be solely responsible for import clearance with respect to the Drug Substance Doses and for keeping all records, documents, correspondence and tracking information required by all Applicable Laws arising out of or in connection with the importation or delivery.

Article 4
PAYMENTS

4.1Price.

(a)	The price for each Drug Substance Dose shall be calculated as follows: [* * *].

[* * *]

(b)	The price for each Drug Substance Dose shall be payable in two installments as described in Section 4.2(a) below [* * *].
(c)

On an annual basis, beginning with calendar year 2024 (i.e., the first price increase may not take place before January 1, 2024), Arcturus may, by notice to Vinbiocare, adjust the Price based on the average percentage increase in the PPI over the preceding year, with any increased prices and applicable to any Purchase Order accepted by both Parties on or after the date of such notice.  For purposes of this Agreement, PPI means the Producer Price Index for Pharmaceutical Preparation Manufacturing as published by the United States Department of Labor, Bureau of Labor Statistics (or its successor equivalent index) in the United States, or, if such index ceases then another Producer Price Index agreed in good faith by the Parties.  [* * *].

4.2Payment Timing.  With respect to each Purchase Order, Vinbiocare shall pay to Arcturus (i) an upfront fee equal to [* * *] of prevailing price within [* * *] days from the acceptance date of Purchase Order and (ii) the remaining [* * *] of prevailing price within [* * *] days of the receipt of the invoice therefor ([* * *]) and the Certificate of Analysis and Certificate of Compliance.

4.3Payment in United States Dollars.  All payments to Arcturus under this Agreement shall be made by electronic funds transfer in United States dollars in immediately available funds to such bank account as Arcturus may from time to time designate by notice to Vinbiocare.

4.4Taxes.

(a)	Unless otherwise agreed in writing by the Parties, the price for Bulk Drug Substance payable in connection with this Agreement excludes all Taxes (including withholding Tax),

customs, duties and governmental assessments, which shall be the responsibility of Vinbiocare; provided, however, that Arcturus shall be responsible for Taxes and export duties, if any, assessed by the United States government, including Taxes based on net income of Arcturus imposed in the United States.

(b)

[* * *]. If any deduction or withholding Tax in Vietnam (or any other taxing jurisdiction other than the United States) in respect of any Taxes is required by law to be made from the amounts payable under this Agreement, Vinbiocare shall be obliged to pay to Arcturus (by the same applicable due date) such greater sum as will leave Arcturus, after such required deduction or withholding is made, with the same amount as it would have been entitled to receive in the absence of any such required deduction or withholding obligation.

(c)	[* * *].

4.5Set-Off.  Vinbiocare shall in no case be entitled to set off or otherwise withhold or adjust any payment due to Arcturus under this Agreement in view of claims, whether justified or unjustified, that Vinbiocare may have against Arcturus for any reason.

4.6Late Payment.  In the event that any payment is not received by Arcturus on or before the applicable due date, then Arcturus may, in addition to any other remedies available at equity or in law or set forth in this Agreement, at its option, charge interest on the outstanding sum from the due date at [* * *] per month (including any partial month) until paid in full (or, if less, the maximum amount permitted by Applicable Law).

4.7Maintenance of Books/Records. Vinbiocare shall maintain and shall (with respect to its Affiliates, subcontractors and sublicensees) ensure the maintenance of accurate and up to date records and books of account during the terms of this Agreement and for the later of [* * *] years following termination.

Article 5

compliance duties

5.1Compliance Duties.

(a)Each Party shall take all steps, including implementing and maintaining (at a minimum) a robust internal compliance program, so as to ensure that its business, practice and the sales activities that it performs under this Agreement are carried out in accordance with all Applicable Laws.

(b) Vinbiocare will have sole responsibility for conducting manufacturer’s release of Bulk Drug Product and Finished Product, and shall conduct all such activities in compliance with all Applicable Laws.  Without limiting the foregoing, any release of Finished Product shall include a certificate of analysis.

(c)Vinbiocare shall generally conduct its business and activities in a responsible and ethical manner.  Without limiting the foregoing, Vinbiocare shall conduct its activities in a manner that is consistent with all Applicable Laws, including Applicable Laws for the prevention of fraud, kickbacks, bribery, corruption, racketeering, money laundering or terrorism, including the FCPA, each, as amended from time to time (“Anti-Corruption Laws”).  Vinbiocare further undertakes that none of its employees, directors or officers shall, directly or indirectly, engage in any activities that violate any Anti-Corruption Laws (i) in order to influence official action of any government official, or (ii) with the intention of or as a condition to induce any Person to carry out a duty or function improperly or to reach a favorable decision on an improper basis, in each case in connection with the activities contemplated under this Agreement.

(d)Vinbiocare shall promptly provide Arcturus with written notice of (a) becoming aware of any violation of this Section 5.1 and of any Anti-Corruption Laws (whether related to the distribution, marketing or sale of the Vaccine or otherwise), and (b) upon receiving a formal notification that it or any of its employees, agents, directors or officers is the target of a formal investigation by any governmental authority for a violation of any Anti-Corruption Laws (whether related to the activities under this Agreement or otherwise).  In the event of any such notice, Arcturus may, at its sole discretion, immediately terminate this Agreement and such termination shall be deemed to be a termination of this Agreement for material breach by Vinbiocare.

Article 6

WARRANTIES

6.1Vinbiocare Warranties.  Vinbiocare warrants to Arcturus as follows:

(a)	Vinbiocare has all requisite power and authority to enter into this Agreement. The person signing this Agreement has the necessary authority to legally bind Vinbiocare to the terms set forth herein.
(b)

Vinbiocare’s execution of this Agreement and performance of the terms set forth herein will not cause Vinbiocare to be in conflict with or constitute a breach of its constitutional documents nor any other agreement, court order, consent decree or other arrangement, whether written or oral, by which it is bound.

(c)	This Agreement is its legal, valid and binding obligation, enforceable against Vinbiocare in accordance with the terms and conditions hereof.

6.2Arcturus Warranties.  Arcturus warrants to Vinbiocare as follows:

(a)	Arcturus is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.
(b)	Arcturus has all requisite power and authority to enter into this Agreement. The person signing this Agreement has the necessary authority to legally bind Arcturus to the terms set forth herein.
(c)

Arcturus’s execution of this Agreement and performance of the terms set forth herein will not cause Arcturus to be in conflict with or constitute a breach of its organizational documents nor any other agreement, court order, consent decree or other arrangement, whether written or oral, by which it is bound.

(d)	This Agreement is its legal, valid and binding obligation, enforceable against Arcturus in accordance with the terms and conditions hereof.
(e)	Arcturus has and will have good title to the Drug Substance Doses supplied under this Agreement free from Liens, charges and encumbrances and has and will have the right to supply the same.

6.3Warranty.  Arcturus warrants that the Drug Substance Doses supplied by Arcturus under this Agreement (other than developmental quantities, if any, not required to be produced in accordance with cGMP) shall, upon tender of delivery, conform to and shall have been processed and, if applicable, packaged, in conformance with cGMP, and in accordance with all Applicable Laws.  The Drug Substance

Doses shall not be adulterated or misbranded by Arcturus and shall meet in all material respects all requirements set out in Sections 3.3,3.4 and 3.5 above.  [* * *].

6.4Development Stage Acknowledgement.  Vinbiocare understands that the Vaccine is a clinical-stage candidate and that [* * *].  Vinbiocare understands and agrees that Arcturus shall have the freedom to exercise its judgment in the development and conduct of its clinical development strategies.

6.5Stability and Handling Acknowledgement.  Vinbiocare understands that, as of the Effective Date, the stability and expiration date for Drug Substance Doses is being determined.  With respect to each Purchase Order, Arcturus will provide the then-current stability/expiration date parameters and Vinbiocare shall be responsible for meeting all storage, use-by date and handling conditions in accordance with instructions provided by Arcturus.  [* * *].

6.6Disclaimer.  EACH PARTY AGREES AND ACKNOWLEDGES THAT, EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, NEITHER PARTY MAKES ANY REPRESENTATIONS OR WARRANTIES OF ANY KIND WHATSOEVER, IMPLIED OR STATUTORY, AND EACH PARTY HEREBY EXPRESSLY DISCLAIMS ALL REPRESENTATIONS AND WARRANTIES, IMPLIED OR STATUTORY, [* * *].

Article 7
Indemnification

7.1Indemnification by Arcturus.  Arcturus hereby agrees, at its sole cost and expense, to defend, hold harmless and indemnify, to the extent permitted by Applicable Law, (collectively, “Indemnify”) Vinbiocare and its Affiliates and their respective agents, directors, officers and employees of such Persons and the respective successors and assigns of any of the foregoing (the “Vinbiocare Indemnitees”) from and against any and all liabilities, damages, penalties, fines, costs and expenses, including, reasonable attorneys’ fees (collectively, “Liabilities”) resulting from suits, claims, actions and demands, in each case brought by an unaffiliated third party (each, a “Third Party Claim”) against any Vinbiocare Indemnitee and arising from or occurring as a result of: [* * *].

7.2Indemnification by Vinbiocare.  Vinbiocare hereby agrees, at its sole cost and expense, to Indemnify Arcturus and its Affiliates and their respective agents, directors, officers and employees of such Persons and the respective successors and assigns of any of the foregoing (the “Arcturus Indemnitees”) from and against any and all Liabilities resulting from a Third Party Claim against any Arcturus Indemnitee and arising from or occurring as a result of: [* * *].

7.3Procedure.  To be eligible to be indemnified hereunder, the indemnified Person (or the indemnified Party on behalf of such indemnified Person) shall provide the indemnifying Party with prompt written notice of the Third Party Claim giving rise to the indemnification obligation pursuant to Section 7.1 or Section 7.2, as applicable, and the right to control the defense (with the reasonable cooperation of the indemnified Person) or settlement any such claim; provided, however, that the indemnified Person’s failure to provide such notice shall not relieve the indemnifying Party of any obligation or liability hereunder except to the extent that the indemnifying Party has suffered actual prejudice thereby; provided, further, that the indemnifying Party shall not enter into any settlement that admits fault, wrongdoing or damages without the indemnified Person’s written consent, such consent not to be unreasonably withheld or delayed.  The indemnified Person shall have the right to join, but not to control, at its own expense and with counsel of its choice, the defense of any claim or suit that has been assumed by the indemnifying Party.

7.4LIMITATION OF LIABILITY.  TO THE MAXIMUM EXTENT PERMITTED BY LAW, (A) EXCEPT WITH RESPECT TO [* * *], NEITHER PARTY SHALL BE LIABLE TO THE OTHER

PARTY FOR ANY INDIRECT, INCIDENTAL, CONSEQUENTIAL, SPECIAL OR PUNITIVE DAMAGES, WHETHER LIABILITY IS ASSERTED IN CONTRACT, TORT [* * *], OR ANY OTHER THEORY OR FORM OF ACTION, EVEN IF SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY THEREOF; AND (B) ARCTURUS’S TOTAL LIABILITY IN CONNECTION WITH ANY CLAIM OR SERIES OF CONNECTED CLAIMS ARISING IN CONNECTION WITH THIS AGREEMENT SHALL IN NO EVENT EXCEED [* * *].

Article 8
CONFIDENTIALITY AND PUBLICITY

8.1Obligations of Confidentiality.  From the Effective Date and for a period of ten (10) years, or in perpetuity with respect to trade secrets, after this Agreement terminates, each Party and its Affiliates shall:

(a)	keep the Confidential Information of the other Party or its Affiliates strictly confidential;
(b)	not disclose the Confidential Information of the disclosing Party to any other person or entity other than with the prior written consent of the disclosing Party; and
(c)	not use the Confidential Information of the disclosing Party for any purpose other than the performance of its obligations under this Agreement.

8.2Representatives.  During the Term of this Agreement the receiving Party may disclose the Confidential Information of the disclosing Party to its Affiliates and Representatives to the extent that it is necessary for the purposes of this Agreement.  The Party disclosing the information to its Representatives shall ensure that each Representative is made aware of and complies with the receiving Party’s obligations of confidentiality under this Agreement.  Each receiving Party shall be responsible for any breach of this Article 8 by its Representatives.

8.3Permitted Disclosures.

(a)	The obligations imposed by this Article 8 upon the receiving Party shall not apply to any Confidential Information of the disclosing Party which:

(i)is or hereafter becomes part of the public domain through no act or omission of the receiving Party, its employees, Affiliates, sublicensees and/or subcontractors; or

(ii)was in the lawful possession of the receiving Party prior to receipt of the Confidential Information from the disclosing Party; or

(iii)previously was, or at any time hereafter is, provided to the receiving Party by a third party having the right to do so and which did not originate directly or indirectly from the disclosing Party.

Any combination of features or disclosures will not be deemed to fall within the foregoing exclusions merely because individual features are published or available to the general public or in the rightful possession of the receiving Party unless the combination itself and principle of operation are published or available to the general public or in the rightful possession of the receiving Party.

(b)

A receiving Party may disclose Confidential Information of the disclosing Party if it is required to disclose such Confidential Information by Applicable Law or a valid order of a court, provided that (to the extent permitted by Applicable Law) the receiving Party promptly notifies the disclosing Party of the requirement of such disclosure, takes reasonable and lawful actions to avoid or minimize the degree of such disclosure and to have confidential treatment accorded to any Confidential Information disclosed, and cooperates fully with the disclosing Party in connection with the disclosing Party’s efforts to apply for a protective order or take other appropriate action to restrict disclosure of the Confidential Information.

8.4Press Releases.  Vinbiocare shall not, without the prior written consent of Arcturus, publish (or enable or permit the publication by any third party of) any press release, publicity, advertisements or marketing materials, or make any references, statements, announcements or denial or confirmation in any medium concerning the terms of this Agreement or the development, manufacturing, distribution or commercialization of the Vaccine.  Vinbiocare shall provide Arcturus with advance review copies of all such documents and proposed verbal communications, accompanied by translations into English if not prepared originally in English, reasonably in advance of the proposed release or communication.

8.5Filing of this Agreement.  Arcturus may file this Agreement as required (in Arcturus’s reasonable determination) by Applicable Laws, including the requirements of any securities authority or stock exchange on which securities issued by Arcturus or its Affiliates are traded, and Arcturus will use reasonable efforts to seek and obtain confidential treatment consistent with industry standards and in compliance with Applicable Laws, including disclosure requirements of the U.S. Securities and Exchange Commission, or with the requirements of any stock exchange on which securities issued by Arcturus or its Affiliates are traded. Vinbiocare may file this Agreement with the Vietnamese Ministry of Science and Technology as required by Applicable Laws, and Vinbiocare will use reasonable efforts to seek and obtain confidential treatment consistent with industry standards and in compliance with Applicable Laws.

Article 9
INTELLECTUAL PROPERTY

9.1Arcturus Existing Intellectual Property.  As between the Parties, all Intellectual Property rights that are owned or controlled by Arcturus as of the Effective Date shall remain under the ownership or control of Arcturus throughout the Term and thereafter.  For clarity, all Intellectual Property related to the Vaccine, the Bulk Drug Substance, the Bulk Drug Product or Finished Product, or the Manufacture, storage or preparation thereof, that exist as of the Effective Date shall be deemed Arcturus’s Intellectual Property and Arcturus shall retain and own and have the exclusive right, title and interest in and to all such Intellectual Property.

9.2New Intellectual Property.  All new Intellectual Property that is generated, developed, conceived or reduced to practice in the course of activities related to this Agreement that (a) is related to the [* * *].

Article 10
TERM AND TERMINATION

10.1Term.  Unless earlier terminated in accordance with this Article 10, this Agreement will take effect on the Signature Date and will terminate contemporaneously with the License Agreement (the “Term”).

10.2Termination.

(a)

For Breach.  This Agreement may be terminated immediately by either Party upon written notice to the other Party if the other Party materially breaches any of the provisions of this Agreement and such breach is not cured within forty five (45) days after the giving of written notice (or within fifteen (15) days after receipt of written notice in the case of payment breach) requiring the breach to be remedied; [* * *].
(b)

By Arcturus.  This Agreement may be terminated by Arcturus upon written notice to Vinbiocare (i) if Arcturus determines to globally cease Manufacturing the Vaccine for any reason relating to the safety or efficacy of the Vaccine or (ii) in accordance with Section 5.1 (Compliance Duties).  Arcturus must provide substantiation to any claims regarding its decision to terminate the Agreement for safety or efficacy of the Vaccine and Vinbiocare may challenge such assertion in accordance with the dispute resolution terms outlined in Section 12.8(c).

(c)

Financial Soundness.  Either Party shall have the right to terminate this Agreement immediately upon written notice to the other Party, if such other Party (a) files a petition under any bankruptcy act or has any such petition filed against it that is not discharged within sixty (60) days of the filing thereof, (b) makes an assignment for the benefit of creditors, (c) appoints or suffers appointment of a receiver or trustee over substantially all of its property that is not discharged within ninety (90) days after such filing, or (d) undertakes an analogous act or undergoes an analogous event under the laws of any jurisdiction to which it is subject.

10.3Effect of Termination.  Expiration or termination of this Agreement shall be without prejudice to any rights or obligations that accrued to the benefit of either Party prior to such expiration or termination.  In the event of a termination of this Agreement, Vinbiocare shall promptly pay Arcturus all unpaid amounts required to be paid hereunder.

10.4Survival.  Remedies for breach, rights to accrued payments, and the following Articles and Sections shall survive the expiration or termination of this Agreement: 1 (Definitions), 2.2 (Restrictions), 4 (Payments), 5 (Compliance Duties), 6.3 (Warranty), 6.4 (Development Stage Acknowledgement), 6.5 (Stability and Handling Acknowledgement), 6.6 (Disclaimer), 7 (Indemnification), 8 (Confidentiality and Publicity), 9 (Intellectual Property), 10.3 (Effect of Termination), 10.4 (Survival), and 12 (Miscellaneous).

Article 11
FORCE MAJEURE

11.1Force Majeure. In the event that either Party is prevented from performing its obligations under this Agreement as a result of any contingency beyond its reasonable control (“Force Majeure”), including any actions of Governmental Authorities or agencies, war, terrorism, hostilities between nations, civil commotions, riots, strikes, lockouts, sabotage, shortages in supplies (but only to the extent such shortages are not caused by the nonperforming Party), pandemics (such as the events connected with the 2019 novel coronavirus disease (COVID-19)), epidemics, or quarantines, energy shortages, fire, floods and acts of nature such as typhoons, hurricanes, earthquakes, or tsunamis, the Party so affected shall not be responsible to the other Party for any delay or failure of performance of its obligations hereunder, for so long as Force Majeure prevents such performance. In the event of Force Majeure, the Party immediately affected thereby shall give prompt written notice to the other Party specifying the Force Majeure event complained of, and shall use reasonable efforts to resume performance of its obligations.

Article 12
MISCELLANEOUS

12.1Contract Construction.  In construing this Agreement, unless expressly specified otherwise: (a) references to this Agreement include all exhibits, addenda and schedules hereto, if any; (b) references to Articles and Sections are to sections of, and exhibits to, this Agreement and references to an Article or Section shall include all subsections subordinate to such Article or Section (e.g., “Section 2.1” would include Sections 2.1, 2.1.x and 2.1.x.y); (c) except where the context otherwise requires, use of either gender includes the other gender, and use of the singular includes the plural and vice versa; (d) any phrase, list or examples following the word “including” shall be interpreted without limitation to the generality of the preceding words; (e) words such as “herein”, “hereof”, and “hereunder” refer to this Agreement as a whole and not merely to the particular provision in which such words appear, (f) except where the context otherwise requires, the word “or” is used in the inclusive sense (i.e., “and/or”); (g) all references to “dollars” or “$” herein shall mean U.S. Dollars; and (h) all references to “days” means calendar days unless otherwise identified as “Business Days”.

12.2Notice.  Any notice required by this Agreement shall be in writing and shall be delivered as follows with notice deemed given as indicated: (a) by personal delivery when delivered personally; (b) by overnight or international courier service upon written verification of receipt; (c) by certified or registered mail, return receipt requested, upon verification of receipt; or (d) by electronic mail, upon successful transmission.  Notice shall be sent to the addresses set forth below, as may be updated in writing from time to time by the applicable Party.

(a)	If to Arcturus:

Arcturus Therapeutics, Inc.

10628 Science Center Drive, Suite 250

San Diego, CA 92121, USA

Attention: [* * *]

Email: [* * *]

with a copy (which shall not constitute notice) to:

Arcturus Therapeutics, Inc.

10628 Science Center Drive, Suite 250

San Diego, California 92121, USA

Attention: [* * *]

Email: [* * *]

(b)	If to Vinbiocare:

Vinbiocare Biotechnology Joint Stock Company
[* * *]

Attention: [* * *]

Email:  [* * *]

12.3Subcontracting.  Either Party may subcontract all or any part of its obligations under this Agreement to any third party selected by that Party.  The subcontracting Party shall remain responsible for all activities assigned to each such subcontractor.

12.4Assignment and Delegation.  Neither this Agreement, any rights nor any interest hereunder shall be assignable or delegable by either Party without prior written consent of the other Party, such consent not to be unreasonably withheld, except that [* * *].  This Agreement shall be binding upon the successors and permitted assigns and delegees of the Parties and the name of a Party appearing herein shall be deemed to include the name of such Party’s successors and permitted assigns and delegees to the extent necessary to carry out the intent of this Agreement.  Any assignment that does not comply with this Section 12.4 shall be void.

12.5Further Actions.  Each Party agrees to execute, acknowledge and deliver such further instruments, and to do all such other acts, as may be necessary or appropriate in order to carry out the purposes and intent of this Agreement.

12.6Waiver.  No provision of this Agreement shall be waived by any act, omission or knowledge of any Party or its agents or employees except by an instrument in writing expressly waiving such provision and signed by a duly authorized officer of the waiving Party.

12.7Descriptive Headings.  The descriptive headings of this Agreement are for convenience only, and shall be of no force or effect in construing or interpreting any of the provisions of this Agreement.

12.8Governing Law and Venue.

(a)

This Agreement shall be governed by and construed in accordance with the laws of England and Wales without applying any principles of conflicts of laws that would result in the application of a different body of law.

(b)	The United Nations Convention on Contracts for the International Sale of Goods is hereby excluded by the Parties and shall not apply to this Agreement.
(c)

Any dispute, controversy, or claim arising out of or in relation to this Agreement, or the existence, breach, termination or invalidity thereof shall be settled, insofar as it is possible, by mutual consultation and consent. If the Parties are unable to resolve such dispute within thirty (30) days commencing discussions to resolve the dispute by mutual consultation and consent, the dispute shall be finally resolved by arbitration in Singapore in accordance with the Arbitration Rules of the Singapore International Arbitration Centre ("SIAC Rules" ) for the time being in force, conducted in the English language, which rules are deemed to be incorporated by reference in this clause. All disputes shall be heard by a single arbitrator, unless the claim amount exceeds USD $1,000,000 in which case the dispute shall be heard by a panel of three (3) arbitrators.  In any action or proceeding to enforce rights under this Agreement, the prevailing party will be entitled to recover costs and attorneys’ fees.

12.9Severability.  Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under Applicable Law, but if any provision of this Agreement is held to be prohibited by or invalid under Applicable Law, such provision will be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of this Agreement.

12.10Independent Contractors.  This relationship between Parties created by this Agreement is one of independent contractors and neither Party shall have the power or authority to bind or obligate the other except as expressly set forth in this Agreement.

12.11Entire Agreement Amendments.  This Agreement and the License Agreement constitute the entire understanding and agreement between the Parties with respect to the subject matter of this Agreement and supersede any and all prior agreements, understandings and arrangements, whether oral or written, between the Parties relating to the subject matter of this Agreement.  For avoidance of doubt, this Agreement does not supersede any confidentiality agreement previously entered into by the Parties, which shall exist in accordance with their terms.  No term of this Agreement may be amended except upon written agreement of both Parties, unless otherwise expressly provided in this Agreement.

12.12English Language.  This Agreement is written in the English language, which shall be controlling for all purposes.  No translation of this Agreement into any other language shall be of any force or effect in the interpretation of this Agreement or in a determination of the intent of the Parties hereto.

12.13Rights of Third Parties.  Nothing in this Agreement is intended to confer on any person any right to enforce any term of this Agreement which that person would not have had but for the Contracts (Rights of Third Parties) Act 1999 ("Third Party Rights Act").  Any right or remedy of a third party that existed or is available apart from the Third Party Rights Act is not affected.

12.14Counterparts.  This Agreement may be executed in counterparts, each of which will be considered an original, but all of which together will constitute the same instrument.  Once signed, any reproduction of this Agreement made by reliable means (e.g., photocopy, portable document format (PDF) or facsimile) is considered an original.

[Signature page follows]

To evidence their agreement to be bound by this Agreement, Vinbiocare and Arcturus have executed and delivered this Agreement as of the Effective Date.

ARCTURUS THERAPEUTICS, INC.	VINBIOCARE BIOTECHNOLOGY JOINT STOCK COMPANY

By:	By:
Name:	Name:
Its:	Its:

EXHIBIT A

Additional Terms

Section 2.3. Forecasting.

Section 2.4Orders.

Section 2.5 Inventory Requirements.

Section 3.3Shipping.

Section 3.4Packaging.

Section 3.6 Inspection; Acceptance; Right of Rejection.